Exhibit 99.1

RGS Energy Reports Fourth Quarter and Full Year 2015 Results

LOUISVILLE, CO, April 1, 2016 – RGS Energy (NASDAQ: RGSE), a residential and small commercial solar company since 1978, has reported results for its fourth quarter and full year ended December 31, 2015. The company plans to file its annual report on Form 10-K today.

Business Turnaround and Liquidity Update

Commencing in the fourth quarter of 2014, the company has been executing a business turnaround strategy. The company’s strategy has been to reduce its indebtedness and increase its stockholders’ equity, as well as reduce its operating cost infrastructure with the objective of reducing the level of required sales necessary to achieve break-even or better results in operating income. During 2015, the company improved key financial metrics as shown in the following table (in millions, except percentage changes):

	2015	2014	% Change

Net Income (Loss)	$(10.8)	$(57.1)	81%
Total Debt	0.8	7.5	90%
Stockholder Equity (Deficit)	(1.0)	(5.3)	-
Revenue	45.5	70.8	36%
Selling & Operating Expenses	13.9	27.4	49%

“We made strong progress with our turnaround and positioning the company for the future, reducing the net loss from $57 million to $11 million in just a one-year period,” said Dennis Lacey, CEO of RGS Energy. “We also significantly reduced debt and increased the net worth of the company. Our year-over-year revenue declined for reasons previously disclosed, but we were able to mitigate the financial effect of declining revenue by reducing expenses at a faster rate. Our multi-step plan has been to first optimize the infrastructure costs of operations, and thereafter obtain additional capital necessary for profitable growth.”

The company disclosed with its third quarter 2015 earnings release that it had engaged an investment banking firm to assist the company with raising additional capital through debt or equity financing and that such financing was expected to be raised by November 30, 2015. In the first quarter of 2016, as reported on Form 8-Ks filed with the Securities and Exchange Commission, the company has replaced its prior senior lender, Silicon Valley Bank, with Solar Solutions under a facility that the company believes offers better terms, as well as raised $10 million of convertible notes.

“As a result of our recent financing activities, we believe we have access to sufficient financial capital to continue our business turnaround strategy,” said Alan Fine, principal financial officer of RGS Energy. “Given we did not close these financings in the time frame we had anticipated, our operating results for the ensuing period will reflect the lack of access to adequate capital during that period.”

Q4 2015 Financial Summary

•	Net revenue in the fourth quarter of 2015 decreased to $9.7 million from $10.4 million in the previous quarter and $18.4 million in the fourth quarter of 2014. The company did not emphasize originating new sales during the majority of 2015, as it focused on converting its long-standing backlog to revenue and achieving a better balance between sales and construction. Now that the company has reduced its backlog and expects to have access to additional financial capital, it is refocusing on new sales order generation.

o	Residential segment average selling price (ASP) on new sales orders increased 0.9% from the previous quarter and rose 0.4% from the fourth quarter of 2014.

o	The company installed solar equipment on 205 roofs in the fourth quarter of 2015, as compared to 253 installations in the previous quarter and 496 installations in the fourth quarter of 2014.

•	In the fourth quarter of 2015, loss from continuing operations, net of tax, was $3.9 million, as compared to a loss of $3.9 million in the previous quarter and a loss of $13.3 million in the fourth quarter of 2014.

o	Gross margin for the residential segment was 16.2% in the fourth quarter of 2015, which increased from 12.5% in the previous quarter and 11.8% in the fourth quarter of 2014. The increase from the year-ago quarter primarily reflects the company’s ability to be more efficient and the benefits of better pricing on materials. The improvement in margin from last quarter also arose from a decrease in cancellations and improved inventory management.

o	Gross margin for the Sunetric segment was 15.1% in the fourth quarter of 2015, which decreased from 19.6% in the third quarter of 2015 and increased from 11.8% in the fourth quarter of 2014. The increase from the prior year quarter primarily reflects increased residential installations, as well as the company’s refocus on its Hawaiian Island business for commercial projects.

o	The Sunetric segment generated a loss of $145,000 in the fourth quarter of 2015, as compared to a loss of $11.4 million in the same year-ago quarter that included an asset impairment charge of $10.4 million. The improvement, other than not recording an asset impairment charge in the current period, is attributable to an increased level of residential installations and improved integration with corporate of business activities, including cost saving initiatives.

o	Selling and operating plus general and administrative expenses, in the aggregate, decreased $4.3 million to $4.7 million in the fourth quarter versus the prior year quarter. The decrease from the prior year quarter was primarily attributable to a decrease in headcount; general and administrative cost saving initiatives; the restructuring of the sales organization and commission plan; and, reducing the cost of customer leads.

o	Litigation expenses related to the responding to the SEC subpoena regarding the company’s July 2014 capital raise were $0.4 million in the fourth quarter of 2015.

o	Derivative gain, net, was $0.2 million in the quarter versus $0.7 million in the previous quarter and $6.0 million in the fourth quarter of 2014.

•	Loss from discontinued operations, net of tax, was $0.3 million, reflecting the winding down of the company’s Large Commercial segment. For the prior year quarter, loss from discontinued operations was $2.8 million, underscoring management’s earlier announced strategic decision to exit the Large Commercial business in mainland U.S.

•	Net loss totaled $4.2 million or $(0.52) per share, as compared to a net loss of $16.2 million or $(6.76) per share in the fourth quarter of 2014.

Full Year 2015 Financial Summary

•	Net revenue decreased 35.7% to $45.5 million in 2015 versus $70.8 million in 2014.

•	Solar system installations on homes and small businesses decreased 48% to 1,106 installations in 2015, as compared to 2,127 installations in 2014.

•	Operating loss from continuing operations decreased 58.5% to $16.8 million in 2015, versus $40.6 million in 2014.

•	Loss from discontinued operations, net of tax, was $1.0 million in 2015, as compared to a loss of $30.9 million in 2014.

•	Net loss was $10.8 million or $(1.32) per share in 2015, as compared to a loss of $57.1 million or $(23.87) per share in 2014. The improvement from the prior year is primarily attributable to management’s decision to exit the Large Commercial segment operating in the mainland U.S. and actions that reduced operating costs.

Backlog and Net Sales Orders

Backlog is increased for net new sales orders (newly signed contracts with customers, net of contract cancellations or holds), backlog from acquired companies at the date of acquisition, and decreased for installations, which are reflected in revenue.

•	Backlog decreased 72.9% to $16.7 million at December 31, 2015, as compared to $61.5 million at December 31, 2014. Residential backlog decreased 76.1% to $9.5 million at December 31, 2015 versus $39.7 million at December 31, 2014. As mentioned above, the company did not focus on new sales order generation during 2015. As such, new sales orders for the company’s residential segment declined by $17.8 million. Backlog declined due to customer cancellations arising from the backlog not being installed at a faster rate, as well as decreased due to installations.

•	Backlog decreased 25.6% to $16.7 million at December 31, 2015 versus $22.5 million at September 30, 2015.

o	Sunetric’s backlog declined to $7.2 million at December 31, 2015 versus $10.9 million at September 30, 2015. The decline was due to the completion of multiple commercial projects.

o	Residential segment backlog declined 17.4% to $9.5 million at December 31, 2015 versus $11.5 million at September 30, 2015. The decline was primarily due to installations of approximately $5 million. New sales orders decreased 3.5% to $5.6 million during the fourth quarter of 2015 as compared to $5.8 million in the prior quarter. Net cancellations decreased 49.2% to $2.6 million in the fourth quarter of 2015 as compared to $5.2 million in the third quarter of 2015.

Q4 2015 and Subsequent Event Financing Capacity Highlights

•	Cash and cash equivalents were $0.6 million at December 31, 2015 versus $1.9 million at December 31, 2014. As reported today, the company entered into an agreement with private investors for a convertible note capital raise of $10 million of gross proceeds, of which the company will receive within one business day $750,000 of gross proceeds with the remainder to be deposited in a restricted cash account, to be released in future periods subject to release conditions as further described in the Form 8-K to be filed today.

•	For installations during the quarter, 58% were paid for in-cash, 33% were financed with third-party loan programs, and 9% utilized company and third-party lease programs.

•	In March of 2016, RGS Energy amended and restated its revolving line of credit with one of its equipment suppliers, allowing the company to borrow against assets such as inventory, leases and other receivables. The revised revolving credit facility is an important first step to accessing sufficient working capital to finance operations and thereby increase the company’s installation capability.

Management Commentary

“We have been preparing for the influx of new capital so that we can increase the size of our sales organization and expand into new states of operation,” said Seth Wiggins, vice president of sales of RGS Energy. “We have recently completed several small commercial projects in the mainland U.S. and expect to increase our small commercial sales during 2016.”

Sunetric General Manager Melissa Watson commented: “Our Hawaii operations have been adjusted to reflect the current local utility conditions. We see growth opportunities for our commercial sales and construction crews in Hawaii, which we can pursue with our influx of new capital.”

Dennis Lacey, RGS Energy’s CEO, commented: “We have faced, and met, many challenges with our efforts to turnaround RGS Energy’s results. The recent new financings were critical and necessary steps for our effort to achieve future profitable growth. Our focus is now on sales growth for the remainder of 2016, and we believe that meeting our goal became more achievable with the recent 5-year extension of the solar investment tax credit to homeowners, which is enjoyed by roughly 90% of our customers who chose to own their solar systems rather than lease the systems.”

RGS Energy National Footprint

RGS Energy serves residential and small business customers in nine mainland U.S. states and Hawaii. The company markets its solar power systems through a mix of field sales teams and e-sales call center approach, as well as installs its systems using in-house and third-party integrators. For Hawaii and East Coast operations, the company primarily utilizes field sales and in-house construction crews. In California and Colorado, the company markets solely through its e-sales, call center-based approach and installs only through its authorized third-party integrators.

Conference Call

RGS Energy will hold a conference call to discuss its fourth quarter and full year 2015 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Friday, April 1, 2016

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-800-334-0872

International dial-in number: 1-913-312-0692

Conference ID: 3520437

Webcast: http://public.viavid.com/index.php?id=118864

The conference call will be webcast live and available for replay via the investor relations section of the company's website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 8, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3520437

About RGS Energy

RGS Energy (NASDAQ: RGSE) a rooftop installer of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed over 25,000 solar energy systems. RGS Energy makes it possible for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Forward-Looking Statements and Cautionary Statements

This press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the Company’s ability to pay interest and principal on the convertible notes due April 1, 2019, the Company’s ability to satisfy the conditions under the convertible notes due April 1, 2019 permitting release of funds from the restricted collateral account and for payments to be made in shares of Common Stock, our ability to operate with our existing financial resources or raise funds to meet our financial obligations and implement our strategy, our history of operating losses, our ability to achieve profitability, our success in implementing our plans to increase future sales, installations and revenue and decrease costs, the impact of our present indebtedness and projected future borrowings on our financial health, restrictions imposed by our present indebtedness, rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation such as net energy metering, the continuation and level of government subsidies and incentives for solar energy, our failure to timely or accurately complete financing paperwork behalf of customers, the adoption and general demand for solar energy, the impact of a drop in the price of conventional energy on demand for solar energy systems, new regulations impacting solar installations including electric codes, delays or cancellations for system installations done on a percentage-of-completion, seasonality of customer demand and adverse weather conditions inhibiting our ability to install solar energy systems, changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering, geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California, loss of key personnel and ability to attract necessary personnel, adverse outcomes arising from litigation and contract disputes, the potential impact of the ongoing U.S. Securities and Exchange Commission’s investigation, our ability to continue to obtain services and component form suppliers, installers and other vendors, disruption of our supply chain from equipment manufacturers and potential shortages of components for solar energy systems, conditions affecting international trade having an adverse effect on the supply or pricing of components for solar energy systems, factors impacting the timely installation of solar energy systems such as installation cost increases, competition, construction risks and costs, continued access to competitive fourth party financiers to finance customer solar installations, our ability to meet customer expectations, risks and liabilities associated with placing employees and technicians in our customers’ homes and businesses, product liability claims, warranty claims and failure of manufacturers to perform under their warranties to us, increases in interest rates and tightening credit markets, non-compliance with NASDAQ continued listing requirements, our inability to maintain effective disclosure controls and procedures and internal control over financial reporting, volatile market price of our Class A common stock, possibility of future dilutive issuances of securities, the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future, changing reporting requirements which require significant compliance efforts and resources, anti-takeover provisions in our organizational documents, the significant ownership and voting power of our Class A common stock held by Riverside Renewable Energy Investments, LLC and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors included in our Quarterly Reports on Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These documents are available on both the EDGAR section of the SEC's website at www.sec.gov and the Investor Relations section of the company's website at www.rgsenergy.com.

RGS Energy

Condensed Consolidated Balance Sheets

(in thousands)

	December	December
	31, 2015	31, 2014
Cash & cash equivalents	$594	$1,947
Accounts Receivable	4,374	8,293
Inventory	2,051	4,639
Other Current Assets	2,527	5,884
Assets of Discontinued Operations	2,853	8,427
Total Current Assets	12,399	29,190
Goodwill and Intangibles	1,338	1,338
Other Assets	2,420	2,635
Assets of Discontinued Operations	878	1,082
Total Assets	$17,035	$34,245

Line of Credit	$774	$4,350
Related Party Debt	-	3,150
Accounts Payable	9,121	13,398
Other Current Liabilities	3,054	7,714
Liabilities of Discontinued Operations	4,510	7,984
Total Current Liabilities	17,459	36,596
Common stock warrant liability	342	2,491
Other Liabilities	22	132
Liabilities of Discontinued Operations	225	327
Total Liabilities	18,048	39,546
Stockholder’s Equity (deficit)	(1,013)	(5,301)
Liabilities and Stockholders' Equity	$17,035	$34,245

RGS Energy

Consolidated Summary Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2015	2014	2015	2014
Net Revenue	$9,749	$18,444	$45,527	$70,775
Cost of Goods Sold	8,220	16,199	39,091	58,018
Gross Margin	1,529	2,245	6,436	12,757
Gross Margin (%)	15.68%	12.17%	14.14%	18.02%
Selling and Operating	3,506	7,319	13,924	27,405
General and Administrative	1,239	1,728	5,818	8,284
Stock option compensation	253	212	784	1,294
Acquisition-related Costs	-	(76)	-	789
Restructuring Costs	23	252	247	606
Litigation	420	-	2,004	-
Depreciation and amortization	108	993	484	3,176
Asset Impairment	-	10,400	-	11,765
Total Expenses	5,549	20,828	23,261	53,319
Operating Loss from Continuing Operations	(4,020)	(18,583)	(16,825)	(40,562)
Other Income	(36)	(83)	386	131
Interest Expense	(65)	(374)	(487)	(1,170)
Derivative Gain, Net	203	5,956	7,127	14,160
Income Tax Expense/(Benefit)	31	255	9	(1,240)
Income/(Loss) from Continuing Operations, net of tax	(3,949)	(13,339)	(9,808)	(26,201)
(Loss) From Discontinued Operations, net of tax	(260)	(2,839)	(972)	(30,910)
Net Income/(Loss)	$(4,209)	$(16,178)	$(10,780)	$(57,111)
Earnings per share	$(0.52)	$(6.76)	$(1.32)	$(23.87)
Weighted average shares outstanding	8,154	2,392	8,154	2,392

RGS Energy

Supplemental Information

(in thousands)

	Fourth quarter Results		YTD Results
	2015	2014	2015	2014
Residential:
Revenue	$5,344	$12,242	$30,205	$55,818
COGS	4,480	10,798	26,082	45,366
Gross Margin	864	1,444	4,123	10,452
GM%	16.17%	11.80%	13.65%	18.73%
Operating Expenses	2,101	6,364	10,147	22,715
Business Unit Contribution	$(1,237)	$(4,920)	$(6,024)	$(12,263)

	Fourth quarter Results		YTD Results
	2015	2014	2015	2014
Sunetric:
Revenue	$4,405	$5,868	$15,319	$12,742
COGS	3,740	5,176	13,009	11,092
Gross Margin	665	692	2,310	1,650
GM%	15.10%	11.79%	15.08%	12.95%
Operating Expenses	810	12,112	2,507	14,615
Business Unit Contribution	$(145)	$(11,420)	$(197)	$(12,965)

	Rooftops	kW	$
2014 Year End Backlog - unaudited	1373	15454	$61,543,747
2015 Year End Backlog - unaudited	355	4485	$16,697,523

Investor Relations Contact

Ron Both, Senior Managing Director

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com